EXHIBIT 99.1

InSite Vision Receives Notice of Delisting from NYSE Alternext US and Will Appeal Decision

ALAMEDA, Calif., March 4, 2009 -- InSite Vision Incorporated (NYSE Alternext US:ISV) today reported that NYSE Alternext US LLC (formerly known as the American Stock Exchange), or the Exchange, has notified InSite that it has not accepted the plan that the company filed in January with regard to how it intends to regain compliance with Sections 1003(a)(i) and (ii) of the Exchange’s Company Guide by June 15, 2010, that InSite no longer complies with the Exchange’s continued listing standards and that as a result the Company’s common stock is subject to being delisted from the Exchange.  InSite has appealed this determination and requested an oral hearing before a committee of the Exchange, which it expects to be heard within the next 45 days.

In addition, the staff of the Exchange notified InSite that pursuant to Section 1003(f)(v) of the Company Guide, the staff believes that a reverse stock split is appropriate in view of the fact that InSite’s common stock has been selling for a substantial period of time at a low price per share and that the low selling price of its common stock over the aforementioned period constituted an additional deficiency with respect to the Exchange’s continued listing requirements.

As previously disclosed, on December 19, 2008, InSite announced that it had received notice from the Exchange, advising the company that it is not in compliance with certain of the Exchange's continued listing standards as set forth in part 10 of the Exchange's Company Guide.  Specifically, the Exchange stated that the company was not in compliance with Section 1003(a)(i) of the Company Guide because InSite's stockholders' equity is less than the required $2,000,000 and it has losses from continuing operations and net losses in two of its three most recent fiscal years, and is not in compliance with Section 1003(a)(ii) of the Company Guide because InSite's stockholders' equity is less than the required $4,000,000 and it has losses from continuing operations and net losses in three of its four most recent fiscal years.

InSite intends to continue working with the Exchange toward resolution of this issue in order to regain compliance with the Exchange’s listing standards by June 15, 2010.  If InSite fails to gain acceptance of its plan, the Exchange may initiate delisting proceedings.  If the Exchange accepts InSite's plan based on appeal, InSite may be able to continue its listing through June 15, 2010 or such other period as is determined by the Exchange, during which time it will be subject to periodic review to determine if it is making progress consistent with the plan.  If the Company does not regain compliance by June 15, 2010, or if the Company does not make progress consistent with the plan during the plan period, the Exchange may initiate delisting procedures.  There can be no assurance that the hearing will be decided in favor of InSite, or that the Company's plan will be acceptable to the Exchange or that if such plan is acceptable to the Exchange, that the Company will be able to make progress consistent with such plan.

About InSite Vision

InSite Vision is committed to advancing new and superior ophthalmological products for unmet eyecare needs.  InSite is recognized for the discovery and development of novel ocular pharmaceutical products based on its DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug delivery on the eye’s surface thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs.  By formulating the well-established antibiotic azithromycin in DuraSite, InSite developed the lowest-dosing ocular antibiotic available to the United States ophthalmic market, AzaSite® (azithromycin ophthalmic solution) 1%.  AzaSite is marketed by Inspire Pharmaceuticals in the United States for the treatment of bacterial conjunctivitis (pink eye) and by international partners in South Korea, four countries in South America, Turkey and China.

InSite’s ophthalmic product development portfolio also includes ISV-502, which is currently in Phase 3 pivotal trials for the treatment of eye and eyelid infection and inflammation and additional product candidates leveraging the company’s core technologies.  For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including the exchange listing of InSite's securities, its intention to appeal the Exchange’s decision to initiate delisting proceedings, its ability to make progress consistent with any plan approved by the Exchange and InSite's plan to expand its portfolio of products. Such statements entail a number of risks and uncertainties, including but not limited to: future determinations of the Exchange and InSite’s ability to prevail in its appeal and maintain its listing on the Exchange; the clinical results of InSite's product candidates; InSite's reliance on third parties, including Inspire, for the commercialization of AzaSite and its other products; InSite's ability to identify and hire a permanent CEO and ability to retain Mr. Drapeau and other key management now and in the future; InSite's ability to reap the benefits of its restructuring and not damage its ability to effectively pursue its business plan with a reduced workforce; the ability of InSite to enter into corporate collaborations for AzaSite outside its currently licensed territories, and with respect to its other product candidates, including ISV-502; Inspire's ability to successfully market AzaSite in the United States and Canada; the ability of InSite's international partners to obtain approval to market AzaSite outside the U.S. and Canada; InSite's ability to commence clinical trials with respect to its various product candidates and the results of such trials; InSite's ability to expand its technology platform to include additional indications; InSite's ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite, ISV-502, and AzaSite Xtra; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to ISV-502. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors" and elsewhere in such reports.  Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change.  Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release.  Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

Contacts:

InSite Vision
Investor Relations, 510-747-1220, mail@insite.com

or

Availe Communications
Ellen Rose, 650-387-8746 (Media Inquiries)